Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celator Pharmaceuticals, Inc.:

We consent to the use of our report dated April 1, 2013, with respect to the consolidated balance sheet of Celator Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows for the year then ended and for the period from November 18, 1999 (inception) to December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated April 1, 2013 contains an explanatory paragraph that states that the Company’s recurring losses and negative cash flows from operations since inception raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 31, 2013